SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ROXIO, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 15, 2002

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2002 Annual Meeting of Stockholders of Roxio, Inc. to be held at our corporate headquarters located at 455 El Camino Real, Santa Clara, CA 95050, on September 19, 2002 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will view a presentation by Roxio and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on September 19, 2002 and urge you to return your proxy card as soon as possible.

Sincerely,

Wm. Christopher Gorog
President, Chief Executive Officer and  Chairman of the Board of Directors

ROXIO, INC.
455 El Camino Real
Santa Clara, California 95050
(408) 367-3100

Notice of Annual Meeting of Stockholders
to be Held on September 19, 2002

To the Stockholders of Roxio, Inc.:

The Annual Meeting of Stockholders of Roxio, Inc. will be held at 10:00 a.m., local time, on September 19, 2002, at Roxio’s corporate headquarters located at 455 El Camino Real, Santa Clara, CA 95050, for the following purposes:

1.  To vote for the election of Richard J. Boyko and Robert Rodin to our Board of Directors each for a three-year term expiring at the Annual Meeting in 2005; and

2.  To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on August 14, 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

William E. Growney, Jr. Secretary
Santa Clara, California
August 15, 2002

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE FURNISHED FOR THAT PURPOSE.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Roxio, Inc., a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on September 19, 2002, at 455 El Camino Real, Santa Clara, CA 95050, and any adjournments thereof.

We are mailing this Proxy Statement and proxy card on or about August 23, 2002. We are also enclosing a copy of our 2002 Annual Report to Stockholders, which includes our fiscal 2002 financial statements. The Annual Report is not, however, part of the proxy materials.

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on the reelection of two of our directors (Richard J. Boyko and Robert Rodin).

How does the Board of Directors recommend I vote on the proposal?

Our Board of Directors recommends you vote FOR the Board of Directors’ nominees.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on August 14, 2002, which is known as the record date, are entitled to vote.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director nominees. You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting by:

•	notifying our corporate secretary in writing;

•	signing and returning a later-dated proxy card; or

•	voting in person at the Annual Meeting.

How will voting on any other business be conducted?

Other than the proposal described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, your signed proxy card authorizes Wm. Christopher Gorog and R. Elliot Carpenter, our president, chief executive officer and chairman of our board of directors and our vice president and chief financial officer, respectively, to vote on those matters according to their best judgment.

Who will count the vote?

Representatives of Mellon Investor Services LLC, the independent inspector of elections, will count the vote.

What does it mean if I receive more than one proxy card?

It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 19,667,039 shares of our common stock were issued and outstanding. Holders of our common stock as of the record date are entitled to one vote per share for each matter before the meeting.

How many votes are required to approve the proposal?

A plurality of the shares of common stock voting in person or by proxy is required to elect the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors. In order for any other proposal to be approved, it must receive a majority of the votes present at the meeting.

What constitutes a quorum?

A quorum is a majority of the voting power of the shares entitled to vote at the Annual Meeting. As there were 19,667,039 eligible votes as of the record date, we will need at least 9,833,520 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if I abstain?

If you submit a properly signed proxy card, but you abstain on one or more proposals, you will still be considered present for purposes of calculating a quorum. However, your abstention will not count as a vote FOR or AGAINST any matter.

What happens if my shares are held by a broker or nominee?

If you are the beneficial owner of shares held in “street name” by a broker or nominee, the broker or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker or nominee, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes).

How will “broker non-votes” be treated?

“Broker non-votes” are shares held by brokers or nominees for whom the broker or nominee lacks discretionary power to vote and never received specific voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker or nominee notes on the proxy card that it lacks discretionary authority to vote shares on a particular matter, those shares will not count FOR or AGAINST that matter.

Who can attend the Annual Meeting?

All stockholders as of August 14, 2002 can attend the Annual Meeting. If you plan to attend, please check the box on your proxy card. If your shares are held through a broker and you would like to attend, please either (1) write William E. Growney, Jr., our general counsel and secretary, at 455 El Camino Real, Santa Clara, California 95050 or (2) bring to the meeting a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker).

When are stockholder proposals due for the 2003 Annual Meeting?

If you want to include a stockholder proposal in the proxy statement for our 2003 Annual Stockholders’ Meeting, it must be delivered to Roxio’s Secretary at our principal office located at 455 El Camino Real, Santa Clara, California 95050 before the close of business on April 25, 2003. If you intend to present a proposal at our 2003 Annual Meeting and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no later than the close of business on May 22, 2003. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2003 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our Annual Meeting.

Stockholders can also nominate persons to be directors. If you want to nominate a person, you must follow the procedures set forth in our bylaws. You must deliver a notice to Roxio’s Secretary at our principal executive offices before the close of business on May 22, 2003.

How will Roxio solicit proxies for the Annual Meeting?

We are soliciting proxies by mailing this Proxy Statement and proxy card to our stockholders. We will pay the solicitation costs, and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners. We may also engage a proxy solicitation company in connection with the Annual Meeting for a fee, which is not expected to exceed $10,000 plus out-of-pocket expenses.

How do I obtain a copy of the Annual Report on Form 10-K that Roxio filed with the Securities and Exchange Commission?

Our Annual Report on Form 10-K is part of the Annual Report that is being mailed to you with this Proxy Statement. If, for whatever reason, you need another copy, we will provide one to you free of charge upon your written request to William E. Growney, Jr., our general counsel and secretary, at 455 El Camino Real, Santa Clara, California 95050.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors. Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At the Annual Meeting, two directors will be elected for a term of three years expiring at our 2005 Annual Meeting of Stockholders and until their successors are duly elected and have qualified. The nominees, Richard J. Boyko and Robert Rodin, are presently members of our Board of Directors. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. See “Nominees” below.

The three directors whose terms of office do not expire in 2002 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. See “Other Directors” below.

If at the time of the Annual Meeting the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors, as our Board of Directors recommends. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

NOMINEES

The names of the nominees for the office of director and certain information concerning such nominees is set forth below:

Richard J. Boyko, age 53, has served as a director since April 2001. Mr. Boyko currently serves as co-president and chief creative officer of Ogilvy & Mather, an advertising agency. He joined Ogilvy & Mather in November 1989. Mr. Boyko majored in advertising at Art Center College of Design.

Robert Rodin, age 48, has served as a director since April 2001. Mr. Rodin is the founder, chairman of the board and chief executive officer of eConnections, a provider of extended supply chain intelligence solutions. From 1991 through 1999, Mr. Rodin served as chief executive officer and president of Marshall Industries, a $1.7 billion industrial electronics distributor. Following the sale of Marshall to Avnet in 1999, Mr. Rodin served as president of global supply chain management and electronic commerce solutions and as a member of the Avnet global managing board. Mr. Rodin holds a B.A. in Psychology from University of Connecticut.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES.

OTHER DIRECTORS

The following persons will continue to serve as members of our Board of Directors after the Annual Meeting until their terms of office expire (as indicated below) and their successors are elected and qualified.

Vernon E. Altman, age 56, has served as our director since December 2001. Mr. Altman’s initial term as a director expires at the annual meeting in 2004. Mr. Altman is director of Bain & Company, a leading international consulting firm, and Mr. Altman leads the company’s technology/telecommunication practice and the company’s full potential transformation practice. Mr. Altman joined Bain at its founding in 1973. Mr. Altman received Bachelor’s and Master’s degrees in electrical engineering from Massachusetts Institute of Technology (MIT), and a Master’s in Management from MIT’s Sloan School.

Wm. Christopher Gorog, age 49, has served as our chief executive officer, president and as a director since August 2000. Mr.Gorog’s term as a director expires at the annual meeting in 2004. Mr. Gorog has served as our chairman of the board since September 2001. From February 1999 to September 2000, Mr. Gorog served as a consultant in the entertainment and media industry, including serving as advisor to J.H. Whitney, an asset management company, in HOB Entertainment, Inc.’s acquisition of Universal Concerts. From November 1995 to February 1999, Mr. Gorog served as president of new business development at Universal Studios, an entertainment company. From January 1995 to November 1995, Mr. Gorog served as executive vice president of group operations at Universal Studios. Mr. Gorog earned a B.A.S. in Telecommunications and Film from San Diego State University.

Joseph C. Kaczorowski, age 46, has served as a director since April 2001. Mr. Kaczorowski’s initial term as a director expires at the annual meeting in 2003. Mr. Kaczorowski currently serves as executive vice president and chief financial officer of HOB Entertainment, Inc., an entertainment company. He joined HOB Entertainment, Inc. in August 1996. Mr. Kaczorowski holds a B.S. in Accounting from St. John’s University.

DIRECTOR COMPENSATION

Upon first becoming a member of our Board of Directors, each non-employee director receives an automatic grant of an option to purchase up to 25,000 shares of our common stock, or 30,000 shares if the director serves as our chairman of the board, or chairman of our compensation or audit committee. In addition, all non-employee directors who have served for at least six months receive an annual option to purchase 6,250 shares or, if the non-employee director is our chairman of the board, chairman of the compensation committee or chairman of the audit committee, 7,500 shares. The options granted to non-employee directors vest quarterly at the rate of 6.25% of the shares underlying the options. We reimburse our directors for costs associated with attending board meetings.

ATTENDANCE AT MEETINGS

Our Board of Directors met in person or conducted telephonic meetings a total of ten (10) times during fiscal year ended March 31, 2002. During that same period, the board acted four (4) times by unanimous written consent. Each director has attended at least 75% of all board meetings and applicable committee meetings since his election to the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established a compensation committee and an audit committee, each comprised entirely of directors who are not officers of Roxio. The Board of Directors has no nominating committee; selection of nominees for the board is made by the entire Board of Directors.

Compensation Committee

The compensation committee of our Board of Directors consists of Messrs. Kaczorowski and Rodin. Our compensation committee determines, approves and reports to the Board of Directors on all elements of compensation for our executive officers, including targeted total cash compensation and long-term equity based incentives.

The compensation committee of our Board of Directors met in person or conducted telephonic meetings a total of four (4) times during fiscal year ended March 31, 2002. During that same period, the compensation committee acted three (3) times by unanimous written consent.

Audit Committee

The audit committee of our Board of Directors consists of three non-employee directors, Messrs. Boyko, Kaczorowski and Rodin. The Nasdaq Marketplace Rules require that at least two members of the audit committee be “independent directors.” Each member of our audit committee is an “independent director.” Our audit committee operates under a written charter adopted by our Board of Directors, which we filed with the Securities and Exchange Commission as an appendix to our 2001 proxy statement. The audit committee reviews our auditing, accounting, financial reporting and internal control functions and makes recommendations to our Board of Directors for the selection of independent accountants. The audit committee has also considered whether the provision of services by PricewaterhouseCoopers LLP under the caption “All Other Fees” below is compatible with maintaining the independence of PricewaterhouseCoopers LLP. In discharging its duties, the committee:

•	reviews and approves the scope of the annual audit and the independent accountant’s fees;

•	meets independently with our internal finance staff, our independent accountants and our senior management; and

•	reviews the general scope of our accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems, as well as the results of the annual audit.

The audit committee met in person or conducted telephonic meetings a total of four (4) times during fiscal year ended March 31, 2002. During that same period, the audit committee did not act by unanimous written consent.

Audit Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) in connection with its audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2002 were $268,000.

Financial Information Systems Design and Implementation Fees

During the year ended March 31, 2002, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees of $761,000 were billed by PricewaterhouseCoopers during the year ended March 31, 2002, primarily for the following professional services:

Audit-related services (a)	$507,000
Income tax compliance and related tax services	$254,000

(a)	Audit related fees include fees for issuance of consents and audits of financial statements of MGI Software Corp.

It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following report of the audit committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors
of Roxio, Inc.

April 30, 2002

The audit committee has reviewed and discussed with Roxio’s management and its independent auditing firm, PricewaterhouseCoopers LLP, Roxio’s audited financial statements for the years ended March 31, 2000, 2001 and 2002, known as the Audited Financial Statements. In addition, we have discussed with PricewaterhouseCoopers LLP the matters required by Codification of Statements of Auditing Standards No. 61.

The audit committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and we have discussed with that firm its independence from Roxio. We also have discussed with Roxio’s management and PricewaterhouseCoopers LLP such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for Roxio’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of Roxio’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, we recommended to Roxio’s Board of Directors the inclusion of the Audited Financial Statements in Roxio’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

THE AUDIT COMMITTEE

Richard J. Boyko
Joseph C. Kaczorowski
Robert Rodin

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of these reports and written representations from our directors and executive officers, we believe each of our directors, executive officers and 10% securityholders filed all the required reports during fiscal year ended March 31, 2002, except that the Form 3s for Messrs. Gorog, Shea, Carpenter, Boyko, Rodin and Kaczorowski were inadvertently filed late following the registration of our common stock under the Securities Exchange Act of 1934, as amended. The foregoing officers and directors subsequently made the appropriate filings.

COMPANY STOCK PRICE PERFORMANCE

Set forth below is a line graph comparing the percentage change in the cumulative total return on our common stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Stock Market-Computer Index for the period commencing on May 14, 2001, the date of our initial trading on the Nasdaq National Market, and ending on March 31, 2002. The graph assumes that $100 was invested in Roxio common stock and in each of the other indexes on May 14, 2001 and that all dividends were reinvested.

The comparisons in the graph below are based on historical data (with Roxio common stock prices based on the closing price on the dates indicated) and are not intended to forecast the possible future performance of our common stock.

The following performance graph shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG ROXIO INC., THE NASDAQ STOCK MARKET COMPUTER INDEX
AND CRSP TOTAL RETURN INDEX FOR THE NASDAQ STOCK MARKET
(U.S. COMPANIES)

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

We first hired employees as a separate legal entity from our former parent company, Adaptec, Inc., on May 11, 2001. Prior to that date, all of our executive officers were employees of Adaptec. As a result, the information set forth in the following table reflects compensation earned by our chief executive officer and our two most highly compensated executive officers, or our Named Executive Officers, for services they rendered to us as Roxio employees as well as for services they rendered to us as Adaptec employees during our fiscal year ended March 31, 2001 and our fiscal year ended March 31, 2002, and in the case of Messrs. Shea and Carpenter, for services they rendered to Adaptec as Adaptec’s employees during Adaptec’s fiscal years ended March 31, 2000 and March 31, 1999.

The services rendered by Messrs. Shea and Carpenter to Adaptec were in capacities not equivalent to the positions they currently hold with us. Therefore, this table does not necessarily reflect the compensation that will be paid to them as our executive officers.

Name and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation
		Salary ($)(1)		Bonus ($)		Other Annual Compensation ($)(2)	Securities Underlying Options		All Other Compensation ($)(3)
Wm. Christopher Gorog	2002	430,289		764,000		19,128	1,075,000		0
Chairman of the Board, President and Chief Executive Officer(5)	2001	194,712	(4)	490,750	(5)	104,050	0		112

Thomas J. Shea	2002	298,934		340,000		176,730	305,688		0
Senior Vice President and Chief	2001	238,746		180,000	(6)	7,800	190,000	(7)	10,633
Operating Officer	2000	217,769		275,000		7,800	5,000	(7)	8,662

R. Elliot Carpenter	2002	245,581		271,000		10,108	150,000		0
Vice President and Chief Financial	2001	154,760		105,000	(6)	3,600	52,383	(7)	8,525
Officer	2000	129,606		47,500		—	13,000	(7)	8,210

(1)	Salary includes Adaptec’s salary paid from April 1, 2001 until the spin-off of Roxio in May 2001, as well as Roxio’s salary through fiscal year ended March 31, 2002.
(2)	Other compensation includes auto allowance, deferred compensation, referral bonus, and relocation bonus.
(3)	Represents payment of life insurance premiums by Adaptec.
(4)	Mr. Gorog’s fiscal 2001 compensation represents what he earned from his hire date through March 31, 2001.
(5)
Mr. Gorog’s fiscal 2001 bonus compensation includes $246,875 in bonuses paid by Adaptec after Mr. Gorog’s date of hire and before the spin-off of Roxio in May 2001, as well as $243,875 in bonuses paid directly by Roxio. The $243,875 in bonuses paid directly by Roxio were earned by Mr. Gorog for fiscal 2001 but were not paid until after the close of that fiscal year.

(6)	These amounts were earned by Messrs. Shea and Carpenter, respectively, for fiscal 2001 but were not paid until after the close of that fiscal year.
(7)	These options were granted by Adaptec under its stock option plan.

OPTION GRANTS DURING FISCAL YEAR 2002

The following table sets forth information regarding options to purchase Roxio common stock (as noted in the table), granted during the fiscal year ended March 31, 2002 to each of our Named Executive Officers. The percentage of total options granted to Roxio employees in the last fiscal year is based on options to purchase an aggregate of 5,704,956 shares of common stock granted to Roxio employees during fiscal year 2002. We do not have any outstanding stock appreciation rights.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Wm. Christopher Gorog	500,000	8.76%	$8.50	4/19/11	$2,672,802.15	$6,773,405.00
	375,000	6.57%	$15.25	9/24/11	$3,596,490.00	$9,114,213.75
	200,000	3.51%	$15.25	9/24/11	$1,918,128.00	$4,860,914.00

Thomas J. Shea	125,000	2.19%	$8.50	4/19/11	$668,200.54	$1,693,351.36
	87,500	1.53%	$8.50	4/19/11	$467,740.38	$1,185,345.95
	2,500	0.04%	$8.50	4/19/11	$13,364.01	$33,867.03
	4,438	0.08%	$8.50	4/19/11	$23,723.79	$60,120.75
	13,125	0.23%	$8.50	4/19/11	$70,161.06	$177,801.89
	40,625	0.71%	$8.50	4/19/11	$217,165.18	$550,339.19
	7,500	0.13%	$8.50	4/19/11	$40,092.03	$101,601.08
	25,000	0.44%	$15.25	9/24/11	$239,766.08	$607,614.31

R. Elliot Carpenter	67,221	1.18%	$8.50	4/19/11	$359,336.87	$910,630.18
	4,000	0.07%	$8.50	4/19/11	$21,382.42	$54,187.24
	4,000	0.07%	$8.50	4/19/11	$21,382.42	$54,187.24
	4,000	0.07%	$8.50	4/19/11	$21,382.42	$54,187.24
	3,282	0.06%	$8.50	4/19/11	$17,544.27	$44,460.63
	3,188	0.06%	$8.50	4/19/11	$17,041.79	$43,187.23
	2,500	0.04%	$8.50	4/19/11	$13,364.01	$33,867.03
	2,000	0.04%	$8.50	4/19/11	$10,691.21	$27,093.62
	1,188	0.02%	$8.50	4/19/11	$6,350.58	$16,093.61
	1,021	0.02%	$8.50	4/19/11	$5,457.86	$13,831.29
	100	*	$8.50	4/19/11	$534.56	$1,354.68
	17,500	0.31%	$11.50	7/24/11	$126,565.04	$320,740.67
	40,000	0.70%	$15.25	9/24/11	$383,625.72	$972,182.90

*	Less than 0.01%
(1)
The potential realizable values are based on an assumption that the stock price of Roxio’s common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect an estimate of future stock price growth of shares of our common stock.

OPTION EXERCISES IN FISCAL 2002 AND
FISCAL YEAR END OPTION VALUES

The following table contains information regarding our Named Executive Officers’ unexercised options to acquire shares of our common stock for the fiscal year ended March 31, 2002.

Name	Number of Shares Underlying Unexercised Options as of March 31, 2002 (#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options as of March 31, 2002($)(1) Exercisable/Unexercisable
Wm. Christopher Gorog	304,687/770,313	$3,532,496.28/$7,840,503.72
Thomas J. Shea	138,265/167,423	$1,961,980.35/$2,206,982.37
R. Elliot Carpenter	41,299/108,701	$586,032.81/$1,219,967.19

(1)	Based on the closing sale price of our common stock on March 28, 2002 ($22.69), as reported by the Nasdaq National Market, less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The compensation committee of our Board of Directors is composed of Messrs. Kaczorowski and Rodin. All decisions regarding the compensation of our executive officers have been made by the Board of Directors upon the recommendation of the compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

To:  The Board of Directors

As members of the compensation committee of Roxio, Inc., we are responsible for administering Roxio’s incentive plans, including the 2000 Stock Option Plan, the 2001 Stock Plan and the 2002 Stock Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of senior management and consider management succession and related matters. The compensation committee reviews compensation for senior management with the Board of Directors. The Board of Directors then determines the final compensation packages for senior managers (except for stock option grants, which are determined and granted directly by the compensation committee). The compensation committee is comprised entirely of non-employee directors.

Overall Compensation Policies

The primary compensation policy of Roxio, Inc., which is endorsed by the compensation committee, is that a significant portion of the compensation of each executive officer should be based upon the financial performance of Roxio and the contribution to that performance made by the executive officer. Thus, a significant portion of the compensation for each executive officer is “at risk.” Roxio and the compensation committee also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist Roxio in achieving strategic and financial goals that ultimately enhance the value of Roxio’s stock. To further these goals, Roxio’s compensation structure for executive officers has three components:

•	Long-Term Incentive Awards (Stock Options)

•	Annual Bonus

•	Base Salary

Stock options and stock option grant levels are determined and approved by the compensation committee. As noted above, the bonus and base salary for Roxio’s executive officers are recommended by the compensation committee, subject to review, adjustment, and approval by the Board of Directors.

The compensation committee retains independent compensation consultants from time to time to provide objective and expert advice regarding Roxio’s executive compensation policies.

Long-Term Incentive Awards.    Roxio from time to time provides long-term incentives to key employees through the grant of stock options under the 2000 Stock Option Plan, the 2001 Stock Plan and the 2002 Stock Plan. These long-term incentives are designed to couple the interests of key employees with those of stockholders in that the potential realizable value of the awards is directly related to the future value of Roxio’s stock.

The compensation committee’s current philosophy is that Roxio should grant stock options to executive officers upon initial employment and on an annual basis thereafter. Stock options typically vest over a four-year period.

In approving stock option grants, the compensation committee considers, among other factors, executives’ total compensation packages, options previously granted, dilution effects, industry practices and trends, respective executive accountability levels, and future potential stock values. Certain other stock options may be granted by Mr. Gorog, who has been given the authority by the Board of Directors to approve certain stock option grants under the 2000 Stock Option Plan, the 2001 Stock Plan and the 2002 Stock Plan to persons who are not officers or director-level employees of Roxio.

Annual Bonus.    Annual bonuses allow Roxio to recognize individual performance and contributions to Roxio on an annual basis. Annual bonuses for executive officers for the fiscal year ended March 31, 2002 were recommended by the compensation committee, and approved by the Board of Directors, for certain employees, including Roxio’s executive officers. These bonuses were based on the amount of earnings achieved by Roxio and a subjective evaluation of individual job performance and achievement without regard to earnings and included any guaranteed contractual bonuses. The executive officers of Roxio were awarded bonuses in the aggregate amount of $1,375,000, ranging from approximately 126% to 156% of their respective base salaries for services rendered to Roxio during fiscal 2002.

Base Salary.    The compensation committee recommends base salaries for Roxio’s executive officers, as well as changes in such salaries. Base salaries are recommended, subject to the approval of the Board of Directors, based on factors such as length of service, Roxio’s performance and growth, a subjective determination of the executive’s past performance and expected future contributions to Roxio, and pay levels of similar positions with comparable companies in the industry.

Tax Treatment.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The compensation committee currently intends to structure stock option grants as qualifying performance-based compensation for this purpose.

Current base salary and anticipated bonus levels are not expected to exceed or materially exceed, as the case may be, the Section 162(m) limit. The Board of Directors and the compensation committee reserve the authority to award non-deductible compensation in such circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding Roxio’s efforts, that compensation intended by Roxio to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation of Chief Executive Officer

A new employment agreement was entered into with Mr. Gorog, Roxio’s chief executive officer, effective September 21, 2001. Pursuant to his new employment agreement, Mr. Gorog is entitled to an annual base salary of $490,000. Mr. Gorog’s new base salary level was determined based on his position as chief executive officer, his past and expected future contributions to Roxio, and a review of compensation data for certain comparative companies. Also pursuant to the new employment agreement, Mr. Gorog’s annual bonuses and stock option grants will be determined by the compensation committee in our discretion. We retained the services of independent executive compensation consultants to provide advice regarding the structure of Mr. Gorog’s new employment contract and advice regarding the stock options granted to Mr. Gorog in fiscal 2002 (described below), including advice regarding competitive executive compensation levels and practices and compensation trends generally.

Mr. Gorog was paid a bonus of $764,000 for fiscal 2002. The amount of this bonus was based on Roxio’s performance for fiscal 2002 and Mr. Gorog’s contributions to that performance. Specifically, we considered the financial results of Roxio, the successful spin-off from Adaptec, the successful acquisition and integration of MGI Software Corp., the recent relocation of the corporate headquarters and Mr. Gorog’s efforts in adding members of the senior management team.

Mr. Gorog was also paid $243,875 in fiscal 2002 for bonuses that were earned in fiscal 2001. These bonuses consist of a $121,875 bonus that was guaranteed pursuant to Mr. Gorog’s employment agreement in place at the time and a $122,000 discretionary bonus. The amount of the discretionary bonus was determined based on Roxio’s financial results for fiscal 2001 and Mr. Gorog’s contributions to that performance.

On September 24, 2001, Roxio granted Mr. Gorog stock options covering 200,000 shares and 375,000 shares of Common Stock at an exercise price of $15.25 per share. The 200,000-share option grant is scheduled to vest over four years and the 375,000-share option grant is scheduled to vest over three years. The compensation committee believes that these stock option grants are an important element in retaining Mr. Gorog and in linking his interests with those of Roxio’s stockholders. The level of the grants reflects Mr. Gorog’s position with Roxio, his level of accountability, stock option compensation data for certain comparative companies and takes into consideration his past grants.

The compensation committee believes that the executive compensation policies described in this report are in the best interests of Roxio and its stockholders. The compensation committee will continue to monitor the overall effectiveness of these policies to help ensure that they are serving Roxio’s needs.

July 11, 2002

THE COMPENSATION COMMITTEE

Robert Rodin
Joseph C. Kaczorowski

TRANSACTIONS WITH CERTAIN EXECUTIVE OFFICERS

Employment and Change of Control Arrangements

Employment Agreements

Mr. Gorog serves as our chief executive officer, president and a director. We entered into a new employment agreement with Mr. Gorog effective September 21, 2001. Under the terms of his new employment arrangement, Mr. Gorog’s annual base compensation is $490,000. Mr. Gorog is also eligible for annual bonuses and annual stock option grants in amounts to be determined by the compensation committee, and certain other benefits including a car allowance of $1,000 per month. In addition, Mr. Gorog received an employee stock option grant pursuant to the new employment agreement to purchase up to 375,000 shares of common stock with an exercise price per share equal to $15.25. This option vests 25% on September 24, 2001, and after that will vest at 6.25% per quarter over the remaining three years.

Mr. Gorog’s employment agreement provides that, in the event of a Change of Control (as defined in our 2000 Stock Option Plan), all then-outstanding stock options that we have granted to Mr. Gorog will fully vest regardless of whether accelerated vesting would otherwise be required under the terms of the applicable stock option plan.

Mr. Gorog will be entitled to severance benefits under the agreement if (1) we terminate Mr. Gorog’s employment without Cause (as defined in the agreement) before a Change of Control, or (2) if we terminate Mr. Gorog’s employment, or if Mr. Gorog resigns, upon or following a Change of Control. In either of such events, all of Mr. Gorog’s then-outstanding stock options granted by us will become fully vested, Mr. Gorog is entitled to receive a severance payment equal to 165% of his base compensation, and Mr. Gorog will be entitled to continued participation in our welfare benefit plans (or similar benefits) for a period of 12 months. For purposes of Mr. Gorog’s employment agreement, “Cause” generally means that Mr. Gorog has been grossly negligent in the performance of his duties for Roxio, that he has engaged in willful misconduct, or that he has been convicted of a felony or any crime involving moral turpitude.

Mr. Gorog’s employment agreement will be effective until September 21, 2004. One year before a scheduled expiration date of the agreement, the agreement will automatically extend for an additional year unless either party has previously notified the other that such an extension will not occur.

Mr. Shea serves as our senior vice president and chief operating officer. Under the terms of his employment arrangement, Mr. Shea’s annual base compensation is $270,000 and he is eligible for a cash bonus of up to 50% of his annual base compensation per year pursuant to our annual bonus program, which is tied to our results of operations. In addition, Mr. Shea received employee stock option grants to purchase up to 280,688 shares of common stock with an exercise price per share equal to $8.50. Pursuant to Mr. Shea’s employment agreement, an option to purchase 125,000 shares of common stock will vest 25% on September 21, 2001, and after that at 6.25% per quarter over the remaining three years. The remaining options to purchase shares of common stock vest over periods ranging from 0 to 4 years from the date of grant. In the event that Mr. Shea’s position is terminated for any reason other than for Cause within 18 months after the distribution of our shares to Adaptec’s stockholders, Mr. Shea is entitled to receive a severance payment equal to 12 months of his base compensation and we will pay his COBRA benefits premiums for a period of 12 months, and 100% of his options for 125,000 shares of common stock will automatically vest. In the event of a change of control, 25% of Mr. Shea’s unvested options will vest automatically and the remaining options will continue to vest at the same rate as prior to the change of control. In addition, if Mr. Shea is still an employee of the successor company six months after the date of a change of control, he will receive a cash bonus equal to the “in-the-money” value of 25% of his unvested stock options as of the date of the change of control. Finally, in the event that Mr. Shea is terminated without Cause within 12 months after the date of a change of control, 100% of his options will automatically vest.

Mr. Carpenter serves as our vice president and chief financial officer. Under the terms of his amended and restated employment agreement, Mr. Carpenter’s annual base compensation is $215,000 and he is eligible for a cash bonus of up to 45% of his annual base compensation per year pursuant to our annual bonus program, which is tied to our results of operations. In addition, Mr. Carpenter received employee stock option grants to purchase up to 92,500 shares of common stock with an exercise price per share equal to $8.50. Mr. Carpenter also received an employee stock option grant to purchase up to 17,500 shares of common stock with an exercise price per share equal to $11.50 and an employee stock option grant to purchase up to 40,000 shares of common stock with an exercise price per share equal to $15.25. These options to purchase shares of common stock vest over periods ranging from 0 to 4 years from the date of grant. In the event of a change of control, 25% of Mr. Carpenter’s unvested options will vest automatically and the remaining options will continue to vest at the same rate as prior to the change of control. Finally, in the event that Mr. Carpenter is terminated without cause within 12 months after the date of a change of control, 100% of his options will automatically vest.

Employee Benefit Plan Change of Control Provisions

2000 Stock Option Plan

General.    The 2000 Stock Option Plan, referred to as the 2000 Stock Plan, was adopted by our Board of Directors and approved by Adaptec, our sole stockholder, in November 2000. The 2000 Stock Plan was amended in February of 2001 and such amendment was approved by the Board of Directors. Our 2000 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options to employees, directors and consultants.

Adjustments upon Change of Control.    Our 2000 Stock Plan provides that, in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option. In addition, 25% of all outstanding and unvested options shall automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option will accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting and exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

2001 Stock Plan

General.    The 2001 Stock Plan was adopted by our Board of Directors and approved by Adaptec, our sole stockholder, in April 2001. Our 2001 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

Adjustments upon Change of Control.    Our 2001 Stock Plan provides that in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. In addition, 25% of all outstanding and unvested options will automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option or stock purchase right shall accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

2001 Director Option Plan

General.    Our Board of Directors adopted the 2001 Director Option Plan, referred to as the Director Plan, in April 2001. The Director Plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

Adjustments upon Change of Control.    In the event of a change of control of us, including our merger with or into another corporation in which our stockholders before such transaction do not continue to hold at least 50% of the successor or resulting entity, or a sale of substantially all of our assets, all of the options granted under the Director Plan shall immediately become 100% vested and exercisable. All options will terminate following the change of control transaction.

2002 Stock Plan

General.    The 2002 Stock Plan was adopted by our Board of Directors in January 2002 and no stockholder approval was required. Our 2002 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants.

Adjustments upon Change of Control.    Our 2002 Stock Plan provides that in the event of a change of control of us, including our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award for each option or stock purchase right. In addition, 25% of all outstanding and unvested options will automatically become vested and exercisable upon a change of control. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 100% of the then unvested shares subject to his or her option or stock purchase right shall accelerate. In addition, on the 12-month anniversary of a change of control, each optionee who remains a service provider since the change of control will have his or her vesting exercisability accelerated as to 25% of his or her unvested shares. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a change of control, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 25, 2002, certain information with respect to the beneficial ownership of our common stock by:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and Named Executive Officers as a group.

Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned
Executive Officers and Directors

Wm. Christopher Gorog(2)	452,562	2.3%

Thomas J. Shea(3)	182,304	*

R. Elliot Carpenter(4)	67,341	*

Vernon E. Altman(5)	4,688	*

Richard J. Boyko(6)	9,031	*

Joseph C. Kaczorowski(7)	8,439	*

Robert Rodin(7)	8,439	*

All directors and executive officers as a group (7 persons)(8)	732,804	3.6%

*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 25, 2002. As of July 25, 2002, there were 19,538,861 outstanding shares of common stock.

(2)	Includes options to purchase 451,062 shares of our common stock within 60 days of July 25, 2002.
(3)	Includes options to purchase 179,985 shares of our common stock within 60 days of July 25, 2002.
(4)	Includes options to purchase 66,049 shares of our common stock within 60 days of July 25, 2002.
(5)	Includes options to purchase 4,688 shares of our common stock within 60 days of July 25, 2002.
(6)	Includes options to purchase 7,031 shares of our common stock within 60 days of July 25, 2002.
(7)	Includes options to purchase 8,439 shares of our common stock within 60 days of July 25, 2002.
(8)	Includes options to purchase 725,693 shares of our common stock within 60 days of July 25, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification

We have entered into indemnification agreements with each of our executive officers and directors that contain provisions that may require us, among other things:

(i)
to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities that arise from willful misconduct of a culpable nature);

(ii)	to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

(iii)	to obtain directors' and officers' insurance if available on reasonable terms.

We maintain an insurance policy covering our officers and directors under which the insurer has agreed to pay the amount of any claim made against our officers or directors that such officers or directors may otherwise be required to pay or for which we are required to indemnify such officers and directors, subject to certain exclusions and conditions. The policy has a coverage limit of $25,000,000.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

By order of the Board of Directors

William E. Growney, Jr.
Secretary

Santa Clara, California,
August 15, 2002

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

[FRONT OF PROXY CARD]

ROXIO, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING, SEPTEMBER 19, 2002

The undersigned, a stockholder of ROXIO, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report to Stockholders for its fiscal year ended March 31, 2002; and, revoking any proxy previously given, hereby constitutes and appoints Wm. Christopher Gorog and R. Elliot Carpenter and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at Roxio, Inc., 455 El Camino Real, Santa Clara, California 95050 on September 19, 2002 at 10:00 a.m. local time, and at any adjournment thereof, on all matters coming before said meeting.

The Board of Directors recommends a vote FOR Item 1.

1.	Nominees for a three-year term as a member of the Company’s Board of Directors:

Richard J. Boyko and Robert Rodin

☐	For these nominees (Authority to vote for any nominee may be withheld by lining through that nominee’s name.)

☐	Withhold authority to vote for all nominees

2.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

(continued and to be signed on other side)

[BACK OF PROXY CARD]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Dated , 2002
Signature of Stockholder

Dated , 2002
Signature of Stockholder

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.